Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Christine Regan
Senior Director, Corporate Communications	(617) 692-0522
(781) 860-8533	reganc@fleishman.com
eileen.mcintyre@cubist.com

Cubist Pharmaceuticals Releases Data From Late Breaker Abstract:
Results of CUBICIN® Phase 3 S. aureus Bacteremia/Endocarditis Trial

ICAAC Pre-Conference Abstract Program Includes 35 CUBICIN-Related Abstracts

Lexington, MA, December 8, 2005 — Cubist Pharmaceuticals, Inc. (Nasdaq:  CBST), in coordination with the  advance program mailing from American Society for Microbiology (ASM), is today releasing data from the Interscience Conference on Antimicrobials and Chemotherapy (ICAAC) late breaker K-426a: Daptomycin vs. Standard Therapy for Staphylococcus aureus Bacteremia (SAB) and Infective Endocarditis (SAIE). This abstract is included in the program which is being distributed in a pre-conference mailing today by ICAAC, and it is one of 35 abstracts relating to CUBICIN® (daptomycin for injection) at the upcoming conference. Although ASM and Cubist are releasing the late breaker abstract data today, the abstract authors can comment only after the slide presentation at ICAAC scheduled for 4:30 PM on Friday, December 16th in Washington, D.C.

Authors of the abstract are Drs.Vance Fowler, Sara Cosgrove, Elias Abrutyn, Helen Boucher, Henry (Chip) Chambers, Ralph Corey, Ignace Demeyer, Scott Filler, Don Levine, Arthur Link, Mark Rupp, and A.W. Karchmer for the S. aureus Endocarditis and Bacteremia Study Group

In this trial, daptomycin (DAP) at 6mg/kg IV once a day was compared to standard therapy (vancomycin [VAN] or semisynthetic penicillin [SSP] with initial synergistic gentamicin) in an international, multi-center, randomized, open-label trial of therapy for Staphylococcus aureus bacteremia and Staphylococcus aureus infective endocarditis.  Test of cure (TOC) follow-up extended for 42 days after end of therapy (EOT).  A blinded independent external adjudication committee (IEAC) assessed outcome at EOT and TOC.  The primary efficacy endpoints were IEAC success at TOC in the intention to treat (ITT) and per protocol (PP) populations.

The following results are included in the abstract to be presented at ICAAC: In the ITT analysis of 235 patients with SAB and/or SAIE, success rates at EOT were 74/120 (61.7%) DAP vs. 70/115 (60.9%) comparator (COMP) and at TOC were 53/120 (44.2%) DAP vs. 48/115 (41.7%) COMP (2.4% difference [95% CI, -10.2%, 15.1%]).  In the PP analysis, success rates at TOC were 43/79 (54.4%) DAP vs. 32/60 (53.3%) COMP (1.1% difference [95% CI, -15.6%, 17.8%]).  Overall survival rates were 85% DAP vs. 84% COMP.  Success rates were similar in the diagnostic subgroups (uncomplicated SAB, complicated SAB, right-sided IE). Success rates for MRSA in the ITT population were 20/45 (44.4%) DAP and 14/44 (31.8%) COMP and for MSSA, 33/74 (44.6%) DAP and 34/70 (48.6%) COMP.

As reported in the abstract, adverse event (AE), serious AE and drug-related AE rates were similar in DAP and COMP.  AEs leading to discontinuation of study drug treatment included CPK elevation in 3/120 (2.5%) DAP and renal impairment in 5/116 (4.3%) COMP patients. CPK elevation was seen in 25.0% DAP vs 12.5% COMP (p= 0.038); worsening renal function in 19.8% DAP vs. 46.8% COMP (p < 0.001) of whom renal failure (CRcl <30ml/min) was observed in 3.4% DAP vs 10.8% COMP (p = 0.038).

Mike Bonney, President and CEO of Cubist said, “As I said when we announced that CUBICIN had met both co-primary end points in this study, the consistency and robustness of this study data give us confidence that CUBICIN as monotherapy at 6 mg/kg, if approved by the FDA, can become a much needed alternative therapy for treatment of Staphylococcus aureus bacteremia with known or suspected endocarditis.”

About CUBICIN® (daptomycin for injection)

CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. indicated for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in clinical trials were mild or moderate in intensity and the most common were constipation, nausea, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN.  For full prescribing information, visit www.Cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.  CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections.  The Company has announced that its Phase 3 Staphylococcus aureus (S. aureus) endocarditis and bacteremia trial of CUBICIN at 6 mg/kg once daily met its primary endpoints of non-inferiority in the intent-to-treat (ITT) and per protocol (PP) populations. Cubist has filed a supplemental New Drug Application (sNDA) for approval to add S. aureus bacteremia with known or suspected endocarditis to the indication statement for CUBICIN.  The FDA has granted this application priority review. Cubist’s pipeline includes HepeX-B™, a monoclonal antibody biologic being evaluated to determine its potential for the prevention of infection by the Hepatitis B virus (HBV) in liver transplant patients, and research efforts focused on novel members of the lipopeptide class of molecules and on natural products discovery.  Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors, and the medical community generally; (ii) Cubist’s ability to continue to develop, secure additional regulatory approvals for, and successfully market CUBICIN; (iii) Cubist’s expectations regarding our ability to continue to manufacture sufficient quantities of CUBICIN in accordance with current Good Manufacturing Practices; (iv) commercialization by other companies of products that are competitive with CUBICIN; (v) Cubist’s ability to discover or in-license drug candidates; (vi) Cubist’s ability to successfully develop drug candidates in its pipeline, including HepeX-B; (vii) Cubist’s ability to successfully commercialize any product or technology developed by Cubist; (viii) Cubist’s ability to establish and maintain successful manufacturing, sales and marketing, distribution, and development collaborations; (ix) legislative or regulatory changes adversely affecting Cubist or the biopharmaceutical industry; (x) Cubist’s expectations regarding the future market demand and medical need for CUBICIN;  (xi) Cubist’s ability to protect its intellectual property and proprietary technologies; and (xii) Cubist’s ability to finance its operations .  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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Additional information can be found at Cubist’s web site at www.cubist.com